Exhibit 8.2
August 8, 2011
TGC Industries, Inc.
Bank of America Plano Tower
101 East Park Boulevard, Suite 955
Plano, Texas 75074
Ladies and Gentlemen:
     We have acted as counsel to TGC Industries, Inc., a Texas corporation (“TGC”), in connection with the merger (the “Merger”) of 6446 Acquisition Corp., a Texas corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Dawson Geophysical Company, a Texas corporation (“Dawson”), with and into TGC. The Merger is to be undertaken pursuant to the Agreement and Plan of Merger, dated March 20, 2011 (the “Merger Agreement”), by and among TGC, Dawson and Merger Sub. We are issuing this opinion in connection with the registration statement on Form S-4 (the “Registration Statement”), which includes the joint proxy statement/prospectus related to the Merger, filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger.
     For purposes of the opinion set forth below, we have relied, with the consent of each of TGC, Dawson and Merger Sub, upon the accuracy and completeness of the factual statements and representations that are contained in the Merger Agreement, the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement, certificates of officers of TGC, Dawson and Merger Sub, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the effective time of the Merger, (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification, (iii) the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, without the waiver of any material condition, and (iv) the Merger will be effective under applicable state law.
     Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” is our opinion insofar as such discussion relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. No opinion is expressed on any matters other than those specifically covered by this opinion.
     This opinion is expressed as of the date hereof and is based on provisions of the Internal Revenue Code of 1986, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts or in circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Further, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.
     We consent to the filing of this letter as Exhibit 8.2 to the Registration Statement and to the use of our name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. By giving this consent, we do not admit that we are (1) experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or (2) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Haynes and Boone, LLP